Exhibit 99.1

Independence Contract Drilling, Inc. Reports Financial Results For The Fourth Quarter And Year Ended December 31, 2019 And Announces 1-For-20 Reverse Stock Split

HOUSTON, Feb. 28, 2020 /PRNewswire/ --Independence Contract Drilling, Inc. (the "Company" or "ICD") (NYSE: ICD) today reported financial results for the three and twelve months ended December 31, 2019.

Fourth Quarter 2019 Highlights

  Net loss of $35.0 million, or $0.47 per share.
  Adjusted net loss, as defined below, of $7.7 million, or $0.10 per share.
  Adjusted EBITDA, as defined below, of $7.2 million.
  Net debt, excluding finance leases and net of deferred financing costs, of $122.3 million.
  Marketed fleet utilization of 77%.
  Fully burdened margin of $5,534 per day.

In the fourth quarter of 2019, the Company reported revenues of $45.3 million, a net loss of $35.0 million, or $0.47 per share, adjusted net loss (defined below) of $7.7 million, or $0.10 per share, and adjusted EBITDA (defined below) of $7.2 million. These results compare to revenues of $62.8 million, a net loss of $8.6 million, or $0.11 per share, adjusted net income of $1.0 million, or $0.01 per share, and adjusted EBITDA of $16.0 million in the fourth quarter of 2018, revenues of $45.1 million, a net loss of $10.5 million, or $0.14 per share, an adjusted net loss of $7.9 million, or $0.10 per share, and adjusted EBITDA of $7.7 million in the third quarter of 2019.

For the year ended December 31, 2019, the Company reported revenues of $203.6 million, a net loss of $60.8 million, or $0.81 per share, an adjusted net loss of $18.1 million, or $0.24 per share, and adjusted EBITDA of $43.4 million. This compares to revenues of $142.6 million, a net loss of $20.0 million, or $0.42 per share, an adjusted net loss of $8.3 million, or $0.17 per share, and adjusted EBITDA of $31.9 million for the year ended December 31, 2018.

Chief Executive Officer Anthony Gallegos commented, "The fourth quarter of 2019 reflected a continued period of strategic market positioning for ICD. We successfully added drilling optimization software to three of our operating rigs during the quarter, completed two strategic rig upgrades, and exited the quarter enhancing our industry's efforts to address ESG concerns by utilizing bi-fuel systems on approximately half of our operating rigs. For the quarter, expected rig count gains and increasing momentum in the Permian were offset slightly by weakness in the Haynesville where depressed natural gas prices caused several key customers to alter planned drilling programs entering 2020.

As we enter 2020, I believe ICD is very well positioned notwithstanding the visibility challenges facing our industry. Strength in our Permian operations is allowing ICD to relocate and recontract rigs from the Haynesville gas plays, which despite creating some near-term choppiness for our operating rig count, allows us to continue high-grading our customer base and maintain contract utilization. Against this backdrop, our Board of Directors has approved a capital budget of $10.2 million for 2020, which reflects ICD's commitment to generating free cash flow, with a laser focus on costs and support infrastructure."

Quarterly Operational Results

In the fourth quarter of 2019, the Company's marketed fleet operated at 77% utilization and recorded 1,984 revenue days, compared to 96% utilization and 2,818 revenue days in the fourth quarter of 2018, and 76% utilization and 1,943 revenue days in the third quarter of 2019. During the third quarter of 2019, the Company removed three SCR rigs from its marketed fleet.

Operating revenues in the fourth quarter of 2019 totaled $45.3 million, compared to $62.8 million in the fourth quarter of 2018 and $45.1 million in the third quarter of 2019. Revenues in the fourth quarter 2019 and third quarter of 2019 included early termination revenues of $0.6 million and $0.3 million, respectively. Excluding this early termination revenue, revenue per day in the fourth quarter of 2019 was $20,241, compared to $20,433 in the fourth quarter of 2018 and $20,559 in the third quarter of 2019. Sequential revenue per day declines were driven by lower dayrates on contract renewals.

Operating costs in the fourth quarter of 2019 totaled $33.9 million, compared to $39.9 million in the fourth quarter of 2018 and $34.2 million in the third quarter of 2019. Fully burdened operating costs were $14,707 per day in the fourth quarter of 2019, compared to $12,932 in the fourth quarter of 2018 and $14,914 in the third quarter of 2019. Sequential decreases in per day operating cost were due to reduced transitory costs between rig contracts offset by higher repair and maintenance cost during the fourth quarter of 2019.

Fully burdened rig operating margins in the fourth quarter of 2019 were $5,534 per day, compared to $7,501 per day in the fourth quarter of 2018 and $5,645 per day in the third quarter of 2019.

Selling, general and administrative expenses in the fourth quarter of 2019 were $4.7 million (including $0.5 million of non-cash stock-based compensation). Included in selling, general and administrative costs during the fourth quarter of 2019 was a $0.5 million (or $0.01 per share) charge associated with a bad debt reserve placed upon a receivable relating to a 2018 contract for which the collection process has not yet been completed. Excluding this charge, selling general and administrative expenses in the fourth quarter of 2019 were $4.2 million (including $0.5 million of non-cash stock-based compensation expense). This compares to selling, general and administrative expenses of $5.0 million (including $0.2 million of non-cash stock-based compensation) in the fourth quarter of 2018 and $3.8 million (including $0.6 million of non-cash stock-based compensation) in the third quarter of 2019. Sequential increases in selling, general and administrative expenses were associated with higher incentive compensation accruals compared to third quarter 2019 levels.

Impairment Charge

During the fourth quarter of 2019, the Company recorded impairments totaling $25.9 million relating primarily to obsolete equipment and its plan to sell or otherwise dispose of legacy rigs and related component equipment acquired in the Sidewinder combination that will not be utilized in the Company's pad-optimal drilling fleet.

Drilling Operations Update

The Company exited the fourth quarter with 21 rigs earning revenues under drilling contracts and currently has 22 rigs under contract. The Company's backlog of drilling contracts with original terms of six months or longer was $51.5 million as of December 31, 2019, representing 6.9 rig years of activity. Approximately 100% of this backlog is expected to be realized during the remainder of 2020. The Company also has six rigs currently operating under short-term contracts not included in this reported backlog.

Capital Expenditures and Liquidity Update

The Company's capital expenditure budget for 2020, before asset sales and recoveries is $10.2 million. The Company had $5.9 million of assets classified as held for sale at December 31, 2019. During the fourth quarter of 2019, cash outlays for capital expenditures, net of asset sales and recoveries, were $2.2 million.

As of December 31, 2019, the Company had cash on hand of $5.2 million, no amounts drawn on its $40 million revolving credit facility, and $130 million principal amount outstanding under its term loan. The term loan includes a fully committed $15 million accordion that remains undrawn and fully available to the Company.

1-for-20 Reverse Stock Split

Following approval by the Company's stockholders, the Company's Board of Directors has approved a 1-for-20 reverse stock split of the Company's common stock. The reverse split will be effective at 5:00 p.m. Eastern Time on March 11, 2020 (the "Effective Time"), and the Company's common stock will begin trading on a split-adjusted basis on the New York Stock Exchange as of the market open on March 12, 2020. The reverse stock split reduces the number of issued and outstanding shares of the Company's common stock from approximately 77,523,973 and 76,241,045 shares, respectively to approximately 3,876,199 and 3,812,052 shares, respectively.

The reverse stock split affects all issued and outstanding shares of the Company's common stock and shares held in treasury, as well as the number of shares of common stock available for issuance under the Company's stock incentive plans and outstanding awards subject to those plans. The reverse stock split affects all stockholders uniformly and will not alter any stockholder's percentage interest in the Company's outstanding common stock, except for adjustments that may result from the treatment of fractional shares as described below.

No fractional shares will be issued as a result of the reverse stock split. The Company will pay to record holders cash in lieu of any fractional shares, which amount will be determined based on the average closing market price of the pre-split shares of ICD common stock on the New York Stock Exchange ("NYSE") (or if the pre-split shares of ICD common stock do not remain listed thereon, on the principal securities exchange or quotation service for the pre-split shares of ICD common stock, as determined by the Company's Board of Directors of ICD (the "Board")), for the ten trading days immediately preceding the day of the Effective Time, with payment for each whole post-split share of ICD common stock equal to 1/20th of the average closing price of one share of the pre-split shares of ICD common stock on the NYSE (or if the pre-split shares of ICD common stock do not remain listed thereon, on the principal securities exchange or quotation service for the pre-split shares of ICD common stock, as determined by the Board).

In connection with the reverse stock split, the Company's certificate of incorporation will also be amended to reduce the authorized number of shares of the Company's common stock from 200,000,000 shares to 50,000,000 shares.

Conference Call Details

A conference call for investors will be held today, February 28, 2020, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss the Company's fourth quarter and year end 2019 results.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 10138717. The replay will be available until March 6, 2020.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients' production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company's Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC.
Unaudited
(in thousands, except par value and share data)

CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$ 5,206	$ 12,247
Accounts receivable, net	35,834	41,987
Inventories	2,325	2,693
Assets held for sale	8,740	19,711
Prepaid expenses and other current assets	4,640	8,930
Total current assets	56,745	85,568
Property, plant and equipment, net	457,530	496,197
Goodwill	-	1,627
Other long-term assets, net	2,726	1,470
Total assets	$ 517,001	$ 584,862
Liabilities and Stockholders' Equity
Liabilities
Current portion of long-term debt (1)	$ 3,685	$ 587
Accounts payable	22,674	16,312
Accrued liabilities	16,368	29,219
Merger consideration payable to an affiliate	3,022	-
Current portion of contingent consideration	2,814	-
Total current liabilities	48,563	46,118
Long-term debt (2)	134,941	130,012
Contingent consideration	-	15,748
Deferred income taxes, net	652	774
Other long-term liabilities	1,249	677
Total liabilities	185,405	193,329
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 200,000,000 shares authorized; 77,523,973 and 77,598,806 shares issued, respectively, and 76,241,045 and 77,078,252 shares outstanding, respectively	762	771
Additional paid-in capital	505,107	503,446
Accumulated deficit	(170,426)	(109,638)
Treasury stock, at cost, 1,282,928 and 520,554 shares, respectively	(3,847)	(3,046)
Total stockholders' equity	331,596	391,533
Total liabilities and stockholders' equity	$ 517,001	$ 584,862

(1)	Current portion of long-term debt relates to the current portion of finance and capital lease obligations.

(2)

As of December 31, 2019, long-term debt includes $7.5 million of long-term finance lease obligations.  As of December 31, 2018, long-term debt included $0.6 million of long-term capital lease obligations.

INDEPENDENCE CONTRACT DRILLING, INC.
Unaudited
(in thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2019	2018	2019	2019	2018

Revenues	$ 45,292	$ 62,789	$ 45,073	$ 203,602	$ 142,609
Costs and expenses
Operating costs	33,881	39,908	34,246	144,913	95,220
Selling, general and administrative	4,743	5,030	3,755	16,051	15,907
Merger-related expenses	10	11,270	320	2,698	13,646
Depreciation and amortization	11,529	10,890	11,154	45,367	30,891
Asset impairment, net	25,909	(371)	1,966	35,748	25
Loss (gain) on disposition of assets, net	1,440	(65)	265	4,943	(740)
Other expense	-	-	122	377	-
Total cost and expenses	77,512	66,662	51,828	250,097	154,949
Operating loss	(32,220)	(3,873)	(6,755)	(46,495)	(12,340)
Interest expense	(3,502)	(4,513)	(3,560)	(14,415)	(7,562)
Loss before income taxes	(35,722)	(8,386)	(10,315)	(60,910)	(19,902)
Income tax (benefit) expense	(712)	211	232	(122)	91
Net loss	$ (35,010)	$ (8,597)	$ (10,547)	$ (60,788)	$ (19,993)

Loss per share:
Basic and Diluted	$ (0.47)	$ (0.11)	$ (0.14)	$ (0.81)	$ (0.42)

Weighted average number of common shares outstanding:
Basic and Diluted	75,094	75,692	75,405	75,471	47,580

INDEPENDENCE CONTRACT DRILLING, INC.
Unaudited
(in thousands)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31,
	2019	2018

Cash flows from operating activities
Net loss	$ (60,788)	$ (19,993)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	45,367	30,891
Asset impairment, net	35,748	25
Stock-based compensation	1,871	4,829
Loss (gain) on disposition of assets, net	4,943	(740)
Amortization of deferred rent	-	105
Deferred income taxes	(122)	91
Amortization of deferred financing costs	814	492
Write-off of deferred financing costs	-	856
Bad debt expense	459	22
Changes in operating assets and liabilities
Accounts receivable	5,695	(1,022)
Inventories	(349)	250
Prepaid expenses and other assets	1,473	(4,681)
Accounts payable and accrued liabilities	(7,190)	5,010
Net cash provided by operating activities	27,921	16,135

Cash flows from investing activities
Cash acquired in Sidewinder Merger	-	10,743
Purchases of property, plant and equipment	(38,320)	(37,550)
Proceeds from insurance claims	1,000	257
Proceeds from the sale of assets	8,951	1,303
Net cash used in investing activities	(28,369)	(25,247)

Cash flows from financing activities
Borrowings under Term Loan Facility	-	130,000
Borrowings under Revolving Credit Facilities	4,511	55,732
Repayments under Revolving Credit Facilities	(7,077)	(101,707)
Repayment of Sidewinder debt	-	(58,512)
Common stock issuance costs	(177)	-
Purchase of treasury stock	(809)	(1,180)
RSUs withheld for taxes	(34)	(710)
Financing costs paid under Term Loan Facility	(5)	(3,371)
Financing costs paid under Revolving Credit Facilities	(22)	(790)
Payments for finance and capital lease obligations	(2,980)	(636)
Net cash (used in) provided by financing activities	(6,593)	18,826
Net (decrease) increase in cash and cash equivalents	(7,041)	9,714

Cash and cash equivalents
Beginning of year	12,247	2,533
End of year	$ 5,206	$ 12,247

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$ 13,974	$ 3,202
Supplemental disclosure of non-cash investing and financing activity
Change in property, plant and equipment purchases in accounts payable	$ 1,607	$ 1,175
Additions to property, plant and equipment through finance and capital leases	$ 13,143	$ 601
Transfer of assets from held and used to held for sale	$ (18,506)	$ -
Transfer from inventory to fixed assets	$ (406)	$ -
Extinguishment of finance lease obligations from sale of assets classified as finance leases	$ (249)	$ -
Additions to property, plant and equipment through tenant allowance on leasehold improvement	$ -	$ 694
Sidewinder Merger consideration	$ -	$ 231,617

The following table provides various financial and operational data for the Company's operations for the three months ending December 31, 2019 and 2018 and September 30, 2019, and the twelve months ending December 31, 2019 and 2018. This information contains non-GAAP financial measures of the Company's operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by our management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company's operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA
Unaudited

	Three Months Ended			Twelve Months Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2019	2018	2019	2019	2018

Number of marketed rigs end of period(1)	29	32	29	29	32
Rig operating days(2)	1,984	2,818	1,943	8,985	6,687
Average number of operating rigs(3)	21.6	30.6	21.1	24.6	18.3
Rig utilization (4)	77%	96%	76%	83%	98%
Average revenue per operating day (5)	$ 20,241	$ 20,433	$ 20,559	$ 20,628	$ 20,001
Average cost per operating day(6)	$ 14,707	$ 12,932	$ 14,914	$ 14,202	$ 13,053
Average rig margin per operating day	$ 5,534	$ 7,501	$ 5,645	$ 6,426	$ 6,948

(1)

Number of marketed rigs as of December 31, 2019 decreased by three rigs as compared to the number of marketed rigs as of December 31, 2018.  Marketed rigs exclude idle rigs that will not be reactivated until upgrades or conversions are complete.

(2)	Rig operating days represent the number of days our rigs are earning revenue under a contract during the period, including days that standby revenues are earned.

(3)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.

(4)	Rig utilization is calculated as rig operating days divided by the total number of days our marketed drilling rigs are available during the applicable period.

(5)

Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period.  Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of (i) out-of-pocket costs paid by customers of $4.5 million, $3.2 million and $4.8 million during the three months ended December 31, 2019 and 2018, and September 30, 2019, respectively, and $15.8 million and $6.8 million during the twelve months ended December 31, 2019 and 2018, respectively, (ii) revenues associated with the amortization of intangible revenue acquired in the Sidewinder Merger of $1.1 million during the twelve months ended December 31, 2019, and $2.0 million and $2.0 million during the three and twelve months ended December 31, 2018, respectively, and (iii) early termination revenues of $0.6 million and $0.3 million during the three months ended December 31, 2019, and September 30, 2019, respectively, and $1.4 million during the twelve months ended December 31, 2019. The three and twelve months ended December 31, 2018 did not include any early termination revenues.

(6)

Average cost per operating day represents operating costs incurred during the period divided by rig operating days in the period.  The following costs are excluded in calculating average cost per operating day: (i) out-of-pocket costs paid by customers of $4.5 million, $3.2 million and $4.8 million during the three months ended December 31, 2019 and 2018, and September 30, 2019, respectively, and $15.8 million and $6.8 million during the twelve months ended December 31, 2019 and 2018, respectively, (ii) new crew training costs of $0.2 million, zero and $0.1 million during the three months ended December 31, 2019 and 2018, and September 30, 2019, respectively, and $0.3 million and $0.1 million during the twelve months ended December 31, 2019 and 2018, respectively, (iii) construction overhead costs expensed due to reduced rig construction activity of zero, $0.3 million and $0.2 million during the three months ended December 31, 2019 and 2018, and September 30, 2019, respectively, and $1.1 million and $1.0 million during the twelve months ended December 31, 2019 and 2018, respectively, and (iv) rig de-commissioning costs associated with stacking deactivated rigs of zero, zero and $0.2 million during the three months ended December 31, 2019 and 2018, and September 30, 2019, respectively, and $0.2 million and zero during the twelve months ended December 31, 2019, and 2018, respectively.

Non-GAAP Financial Measures

Adjusted net (loss) income, EBITDA and adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. In addition, adjusted EBITDA is consistent with how EBITDA is calculated under our credit facility for purposes of determining our compliance with various financial covenants. We define "EBITDA" as earnings (or loss) before interest, taxes, depreciation, and amortization, and we define "adjusted EBITDA" as EBITDA before stock-based compensation, non-cash asset impairments, gains or losses on disposition of assets, and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under our credit facilities. Neither adjusted net (loss) income, EBITDA or adjusted EBITDA is a measure of net income as determined by U.S. generally accepted accounting principles ("GAAP").

Management believes adjusted net (loss) income, EBITDA and adjusted EBITDA are useful because they allow our stockholders to more effectively evaluate our operating performance and compliance with various financial covenants under our credit facility and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure or non-recurring, non-cash transactions. We exclude the items listed above from net income (loss) in calculating adjusted net (loss) income, EBITDA and adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. None of adjusted net (loss) income, EBITDA or adjusted EBITDA should be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted net (loss) income, EBITDA and adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's return on assets, cost of capital and tax structure. Our presentation of adjusted net (loss) income, EBITDA and adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted net (loss) income, EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted Net (Loss) Income:

	(Unaudited)						(Unaudited)
	Three Months Ended						Twelve Months Ended
	December 31,		December 31,		September 30,		December 31,		December 31,
	2019		2018		2019		2019		2018
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
(in thousands)
Net loss	$ (35,010)	$ (0.47)	$ (8,597)	$(0.11)	$(10,547)	$ (0.14)	$(60,788)	$ (0.81)	$ (19,993)	$ (0.42)
Add back:
Asset impairment, net (1)	25,909	0.35	(371)	(0.01)	1,966	0.04	35,748	0.47	25	-
Loss (gain) on disposition of assets, net(2)	1,440	0.02	(65)	-	265	-	4,943	0.07	(740)	(0.02)
Intangible revenue(3)	-	-	(2,044)	(0.03)	-	-	(1,079)	(0.01)	(2,044)	(0.04)
Merger-related expenses(4)	10	-	11,270	0.15	320	-	2,698	0.04	13,646	0.29
Write-off of deferred financing costs(5)	-	-	856	0.01	-	-	-	-	856	0.02
Other expense	-	-	-	-	122	-	377	-	-	-
Adjusted net (loss) income	$ (7,651)	$ (0.10)	$ 1,049	$ 0.01	$ (7,874)	$ (0.10)	$(18,101)	$ (0.24)	$ (8,250)	$ (0.17)

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:

	(Unaudited)			(Unaudited)
	Three Months Ended			Twelve Months Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2019	2018	2019	2019	2018
(in thousands)
Net loss	$ (35,010)	$ (8,597)	$ (10,547)	$ (60,788)	$ (19,993)
Add back:
Income tax (benefit) expense	(712)	211	232	(122)	91
Interest expense	3,502	4,513	3,560	14,415	7,562
Depreciation and amortization	11,529	10,890	11,154	45,367	30,891
Asset impairment, net(1)	25,909	(371)	1,966	35,748	25
EBITDA	5,218	6,646	6,365	34,620	18,576
Loss (gain) on disposition of assets, net(2)	1,440	(65)	265	4,943	(740)
Stock-based compensation	486	240	582	1,871	2,438
Intangible revenue(3)	-	(2,044)	-	(1,079)	(2,044)
Merger-related expenses(4)	10	11,270	320	2,698	13,646
Other expense	-	-	122	377	-
Adjusted EBITDA	$ 7,154	$ 16,047	$ 7,654	$ 43,430	$ 31,876

(1)

In the fourth quarter of 2019, we recorded impairments totaling $25.9 million relating primarily to our decision to remove two rigs from our marketed, or to-be-marketed fleet, as well as a plan to sell or otherwise dispose of rigs and related component equipment, much of which was acquired in connection with the Sidewinder Merger. In the third quarter of 2019, we impaired 100% of the goodwill recorded in connection with the Sidewinder Merger.  In the fourth quarter of 2018, we recorded insurance recoveries, net of impairments of $0.6 million on the Galayda facility water damage incurred during Hurricane Harvey after receiving a proof of loss letter from our insurance carrier, offset by an increased impairment of $0.2 million related to increased estimated costs to sell the Galayda facility.

(2)

In the fourth quarter of 2019, and 2018 and the third quarter of 2019, we recorded a loss, gain and loss, respectively, of $1.4 million, $0.1 million and $0.3 million, respectively, on disposition of assets primarily due to a loss or gain on the sale or disposition of miscellaneous drilling equipment in the respective quarter.

(3)

We amortized $1.1 million of intangible revenue related to an unfavorable contract liability acquired in the Sidewinder Merger for the year ended December 31, 2019, and $2.0 million for the three months and the year ended December 31, 2018.

(4)

For all periods presented, we incurred costs directly associated with the Sidewinder Merger.  These costs were primarily comprised of severance, professional fees and other merger integration related expenses.

INVESTOR CONTACTS:

Independence Contract Drilling, Inc.
E-mail inquiries to: Investor.relations@icdrilling.com
Phone inquiries: (281) 598-1211